Exhibit 99.1

CONVERGEONE HOLDINGS, INC. ANNOUNCES

CASH TENDER OFFER FOR ITS WARRANTS

Eagan, MN – February 26, 2018 – ConvergeOne Holdings, Inc. (Nasdaq: CVON, CVONW) (“ConvergeOne”) today announced that it intends to commence a tender offer to purchase up to 8,936,250 of its outstanding warrants at a purchase price of $0.95 per warrant, in cash, without interest, representing a 36% premium to the last reported closing price of the warrants on February 23, 2018, for an aggregate purchase price of up to $8,489,438.

On February 22, 2018, ConvergeOne consummated the transactions (the “Closing”) contemplated by the Agreement and Plan of Merger, dated as of November 30, 2017, by and among Forum Merger Corporation (“Forum”), FMC Merger Subsidiary Corp., FMC Merger Subsidiary LLC, C1 Investment Corp., and Clearlake Capital Management III, L.P., (the “Business Combination”). In connection with the Closing, Forum changed its name from Forum Merger Corporation to ConvergeOne Holdings, Inc. The purpose of the tender offer for ConvergOne’s warrants is to provide warrant holders that may not wish to retain their warrants following the Business Combination the possibility of receiving cash for their warrants.

As of February 23, 2018, ConvergeOne has 8,936,250 outstanding warrants. The number of warrants that ConvergeOne is offering to purchase represents all of its outstanding warrants. The warrants are currently listed on the Nasdaq Capital Market under the symbol “CVONW.” The last reported closing price of the warrants was $0.70 per warrant on February 23, 2018. The tender offer is not conditioned on any financing or on any minimum number of warrants being tendered.

Cowen and Company, LLC will act as the dealer manager for the tender offer, Morrow Sodali LLC will act as the information agent for the tender offer, and the depositary for the tender offer is Continental Stock Transfer & Trust Company. The offer to purchase, letter of transmittal, and related documents will be distributed to warrant holders. For questions and information, please call the information agent toll free at (800) 662-5200 (banks and brokers can call collect at (203) 658-9400).

Additional Information and Where to Find It

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ConvergeOne warrants. The offer to purchase and the solicitation of offers to sell are only being made pursuant to the offer to purchase, the related letter of transmittal and other offer materials included as exhibits to the tender offer statement on Schedule TO that ConvergeOne will file with the Securities and Exchange Commission (the “SEC”). The tender offer statement (including the offer to purchase, related letter of transmittal and other offer materials) contains important information that should be read carefully and considered before any decision is made with respect to the tender offer. These materials are being distributed free of charge to all ConvergeOne warrant holders. In addition, these materials (and all other materials filed by ConvergeOne with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Warrant holders may also obtain free copies of the documents by directing a request to the information agent at Morrow Sodali LLC, 470 West Avenue, Stamford, CT 06902, CVONW@morrowsodali.com. ConvergeOne warrant holders are urged to read the tender offer documents and the other relevant materials before making any investment decision with respect to the tender offer.

About ConvergeOne

Founded in 1993, ConvergeOne is a leading global IT service provider of collaboration and technology solutions for large and medium enterprise with decades of experience assisting customers to transform their digital infrastructure and realize a return on investment. Over 7,200 enterprise and mid-market customers trust ConvergeOne with collaboration, enterprise networking, data center, cloud and security solutions to achieve business outcomes. Our investments in cloud infrastructure and managed services provide transformational opportunities for customers to achieve financial and operational benefits with leading technologies. ConvergeOne has partnerships with more than 300 global industry leaders, including Avaya, Cisco, IBM, Genesys and Microsoft to customize specific business outcomes. We deliver solutions with a full life cycle approach including strategy, design and implementation with professional, managed and support services. ConvergeOne holds more than 2,100 technical certifications across hundreds of engineers throughout North America including three Customer Success Centers. More information is available at www.convergeone.com.

Forward Looking Statements

This press release includes “forward-looking statements” regarding ConvergeOne, its financial condition and anticipated activities that reflect ConvergeOne’s views and information currently available. This information is, where applicable, based on estimates, assumptions and analysis that ConvergeOne believes, as of the date hereof, provide a reasonable basis for the information contained herein. Forward-looking statements can generally be identified by the use of forward-looking words such as “may”, “will”, “would”, “could”, “expect”, “intend”, “plan”, “aim”, “estimate”, “target”, “anticipate”, “believe”, “continue”, “objectives”, “outlook”, “guidance” or other similar words, and include statements regarding ConvergeOne’s plans, activities, events, strategies, objectives, targets and expected financial performance. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which are outside the control of ConvergeOne and its respective officers, employees, agents or associates. These risks, uncertainties, assumptions and other important factors include, but are not limited to: (1) the number of warrant holders that respond and elect to participate in the tender offer, (2) ConvergeOne’s ability to recognize the anticipated benefits of the tender offer; (3) changes in applicable laws or regulations, including those that pertain to tender offers; (4) the possibility that ConvergeOne may be adversely affected by other economic, business, and/or competitive factors; and (5) other risks and uncertainties indicated from time to time in the registration statement on Form S-4 (File No. 333-221848) of ConvergeOne, including those under “Risk Factors” therein, and other documents filed or to be filed with the SEC by ConvergeOne.

— Source: ConvergeOne —

Media Contacts:

Scott Clark

Vice President, Marketing, ConvergeOne

651.393.3957

sclark@convergeone.com

Information Agent Contact:

Morrow Sodali LLC

470 West Avenue

Stamford CT 06902

Tel: (800) 662-5200 or banks and brokers can call collect at (203) 658-9400

Email: CVONW@morrowsodali.com

Investor Relations Contact:

ICR for ConvergeOne

William Maina

646.277.1236

William.Maina@icrinc.com